Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BTU International, Inc.:

We consent to the use of our report dated March 8, 2011, with respect to the consolidated balance sheets of BTU International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period then ended, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP
Boston, Massachusetts
August 10, 2011